Exhibit 99.2

QCR Holdings, Inc. Announces Completion of Merger with Springfield Bancshares

MOLINE, Ill., July 02, 2018 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ:QCRH) (“QCR Holdings” or the “Company”) today announced the successful completion of the previously announced merger with Springfield Bancshares, Inc. (“Springfield Bancshares”), the holding company of Springfield First Community Bank (“SFC Bank”).  Established as a de novo bank in 2008, SFC Bank is headquartered in Springfield, Missouri and, as a result of the transaction, became QCR Holdings’ fifth independent charter.

Stockholders of Springfield Bancshares will receive 0.3060 shares of QCR Holdings common stock and $1.50 in cash in exchange for each common share of Springfield Bancshares held.  The transaction is valued at approximately $90.7 million, based on the closing stock price of QCR Holdings, Inc. common stock as of June 29, 2018.

“We are excited to welcome SFC Bank clients and employees to the QCR Holdings family,” remarked Douglas M. Hultquist, President and Chief Executive Officer of QCR Holdings.  “As a strong independent-minded community bank with an outstanding reputation in its market, SFC Bank is an excellent strategic and cultural fit for our company. With this combination, we enter the very attractive Springfield market with one of the strongest community bank management teams in the region.”

“We’re delighted to join the QCR Holdings franchise and to begin offering SFC Bank clients additional products and services the merger provides,” commented Robert C. Fulp, Chair and Chief Executive Officer of SFC Bank. “We look forward to continuing our rich tradition of customized client-based relationships, local decision-making and strong ties to the community, consistent with the values and culture of QCR Holdings.”

The merger with Springfield Bancshares is consistent with QCR Holdings’ stated strategic plan to selectively acquire other high-performing financial institutions in vibrant mid-sized metropolitan markets with a concentration of commercial clients. SFC Bank has one banking location and more than $560 million in assets and $445 million in deposits as of March 31, 2018. Springfield Bancshares and QCR Holdings share similar values and approaches to client service and community involvement.  Effective upon completion of the merger, Timothy O’Reilly joined the Board of Directors of QCR Holdings.

Keefe, Bruyette & Woods, Inc. served as financial advisor and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to QCR Holdings. D.A. Davidson & Co. served as financial advisor and Stinson Leonard Street LLP served as legal counsel to Springfield Bancshares.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks which provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005.   Quad City Bank & Trust Company also provides correspondent banking services.  In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.  Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company enhanced its presence in Cedar Rapids, Iowa with the acquisition of Guaranty Bank & Trust Company in October 2017, which merged with Cedar Rapids Bank & Trust in December 2017.  In April 2018 QCR Holdings announced a definitive agreement to merge with Springfield Bancshares, the holding company of SFC Bank of Springfield, Missouri. Established in 2008, SFC Bank has grown to over $560 million in assets, $445 million of deposits and ranks in the top ten of deposit market share in its MSA.  With the addition of SFC Bank, QCR Holdings has 27 locations in Illinois, Iowa, Wisconsin and Missouri.  As of March 31, 2018, QCR Holdings had approximately $4.6 billion in assets, $3.6 billion in loans and $3.7 billion in deposits.  For additional information, please visit our website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements.  This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economies; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd Gipple
QCR Holdings, Inc.
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745
 tgipple@qcrh.com

Christopher J. Lindell
QCR Holdings, Inc.
Executive Vice President
Corporate Communications
(319) 743-7006
clindell@qcrh.com